PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
May 2, 2018	Michael E. Scheopner
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Earnings for the First Quarter of 2018

Declares Cash Dividend of $0.20 per Share

(Manhattan, KS, May 2, 2018) – Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company serving 23 communities across Kansas, reported net earnings of $2.1 million ($0.51 per diluted share) for the quarter ended March 31, 2018, compared to net earnings of $2.2 million ($0.54 per diluted share) for the first quarter of 2017. Management will host a conference call to discuss these results at 10:00 a.m. (Central time) on Thursday, May 3, 2018. Investors may participate via telephone by dialing (877) 510-0473. A replay of the call will be available through June 3, 2018, by dialing (877) 344-7529 and using conference number 10118744.

Additionally, Landmark’s Board of Directors declared a cash dividend of $0.20 per share, to be paid May 30, 2018, to common stockholders of record as of the close of business on May 16, 2018.

Michael E. Scheopner, President and Chief Executive Officer of Landmark, commented: “Landmark’s net earnings of $2.1 million in the first quarter of 2018 reflect strong core earnings and the continued growth of our community banking relationships across Kansas. Net earnings decreased 4.8% compared to the first quarter of 2017, with higher net interest income during the first quarter of 2018 which was more than offset by lower non-interest income, higher non-interest expense and a higher provision for loan losses. We also benefited from lower income tax expense due to the decrease in federal corporate income tax rates. Total assets, net loans and investment securities all increased modestly, as did deposits. During the first quarter of 2018, return on average assets was 0.92% compared to 0.98% in the same period of 2017. Return on average equity was 9.91% in the first quarter of 2018 compared to 10.46% in the same period of 2017. We are pleased to deliver another strong core performance in the first quarter of 2018. We believe Landmark’s risk management practices and capital strength continue to position us well for long-term growth. Landmark’s commitment to community banking – meeting the financial needs of families and businesses with service that is both personal and high-tech – continues to build our presence across Kansas.”

First Quarter Financial Highlights

Net interest income was $6.6 million for the quarter ended March 31, 2018, an increase of $226,000, or 3.5%, from the first quarter of 2017. The increase was a result of a 1.4% increase in average interest-earning assets, from $822.9 million in the first quarter of 2017 to $834.2 million in the first quarter of 2018. Partially offsetting the higher average interest-earning assets were higher rates on interest-bearing liabilities, which contributed to a decrease in net interest margin, on a tax equivalent basis, from 3.38% in the first quarter of 2017 to 3.34% in the same period of 2018. Landmark recorded a provision for loan losses of $200,000 during the first quarter of 2018 compared to a provision for loan losses of $50,000 during the first quarter of 2017.

Total non-interest income was $3.4 million in the first quarter of 2018, a decrease of $240,000, or 6.6%, compared to the same period of 2017. This decrease was primarily the result of decreases of $228,000 in gains on sales of loans and $112,000 of gains on sales of investment securities during the first quarter of 2018 compared to same period of 2017. Gains on sales of loans declined due to lower origination volumes of one-to-four family residential real estate loans.

Non-interest expense totaled $7.4 million for the first quarter of 2018, an increase of $379,000, or 5.4%, from $7.1 million for the first quarter of 2017. The higher non-interest expense was primarily due to increases of $219,000 in other non-interest expense, $98,000 in professional fees and $54,000 in occupancy and equipment. The increase in other non-interest expense was impacted by the accrual of loss reserves at Landmark’s captive insurance subsidiary. The increase in professional fees was primarily related to the accrual of costs associated with an audit of internal control over financial reporting. This was required for 2017 due to an increase in Landmark’s market capitalization as of June 30, 2017, which resulted in the Company changing to accelerated filer status with the SEC effective January 1, 2018.

Landmark recorded income tax expense of $256,000 in the first quarter of 2018 compared to $693,000 in the same period of 2017. The effective tax rate decreased from 23.9% in the first quarter of 2017 to 10.9% in the first quarter of 2018 primarily as a result of the reduction in 2018 federal corporate income tax rates from 35% to 21% following the enactment of the federal tax reform legislation in December 2017.

Balance Sheet Highlights

Total assets increased $9.5 million, or 1.0%, to $939.0 million at March 31, 2018, from $929.5 million at December 31, 2017. Net loans increased $2.5 million, or 0.6%, to $436.2 million at March 31, 2018, compared to $433.7 million at year-end 2017. Investment securities increased $10.2 million, or 2.6%, to $403.6 million at March 31, 2018, from $393.4 million at December 31, 2017. Deposits increased $4.0 million, or 0.5%, to $769.6 million at March 31, 2018, compared to $765.6 million at December 31, 2017. Stockholders’ equity decreased to $84.4 million (book value of $20.51 per share) at March 31, 2018, from $87.6 million (book value of $21.47 per share) at December 31, 2017. The ratio of equity to total assets decreased to 8.99% at March 31, 2018, from 9.43% at December 31, 2017. Our stockholders’ equity declined during the first three months of 2018 as a result of an increase in the unrealized losses on our investment portfolio.

The allowance for loan losses totaled $5.6 million, or 1.28% of gross loans outstanding, at March 31, 2018, compared to $5.5 million, or 1.24% of gross loans outstanding, at December 31, 2017. Non-performing loans decreased to $5.8 million, or 1.30% of gross loans, at March 31, 2018, from $6.0 million, or 1.38% of gross loans, at December 31, 2017. Landmark recorded net loan charge-offs of $15,000 during the first three months of 2018 compared to $67,000 during the same period of 2017.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the Nasdaq Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 29 locations in 23 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, LaCrosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc. (the “Company”). Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local, national and international economy; (ii) changes in state and federal laws, regulations and governmental policies concerning banking, securities, insurance, monetary, trade and tax matters; (iii) changes in interest rates and prepayment rates of our assets; (iv) increased competition in the financial services sector and the inability to attract new customers; (v) timely development and acceptance of new products and services; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) integration of acquired businesses; (x) unexpected outcomes of existing or new litigation; (xi) changes in accounting policies and practices; (xii) the economic impact of armed conflict or terrorist acts involving the United States; (xiii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xiv) declines in the value of our investment portfolio; (xv) the ability to raise additional capital; (xvi) cyber-attacks; and (xvii) declines in real estate values. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in our filings with the Securities and Exchange Commission.

Financial Highlights

(Dollars in thousands, except per share data)

	March 31, 2018	December 31, 2017
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):
ASSETS:
Cash and cash equivalents	$13,042	$16,584
Investment securities	403,566	393,406
Loans, net	436,179	433,743
Loans held for sale	6,287	6,535
Premises and equipment, net	21,051	20,824
Bank owned life insurance	23,857	23,698
Goodwill	17,532	17,532
Other intangible assets, net	3,504	3,659
Other assets	13,976	13,473
TOTAL ASSETS	$938,994	$929,454

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Deposits	$769,561	$765,558
Federal Home Loan Bank and other borrowings	74,024	66,593
Other liabilities	10,961	9,681
Total liabilities	854,546	841,832
Stockholders’ equity	84,448	87,622
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$938,994	$929,454

LOANS (unaudited):

One-to-four family residential real estate	$134,565	$136,215
Construction and land	24,372	19,356
Commercial real estate	123,194	120,624
Commercial	52,575	54,591
Agriculture	81,691	83,008
Municipal	3,305	3,396
Consumer	22,516	22,046
Net deferred loan costs and loans in process	(395)	(34)
Allowance for loan losses	(5,644)	(5,459)
Loans, net	$436,179	$433,743

NON-PERFORMING ASSETS (unaudited):

Non-accrual loans	$5,764	$6,041
Accruing loans over 90 days past due	-	-
Non-performing investment securities	-	-
Real estate owned	416	436
Total non-performing assets	$6,180	$6,477

RATIOS (unaudited):

Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.26%	0.31%
Total non-performing loans to gross loans outstanding	1.30%	1.38%
Total non-performing assets to total assets	0.66%	0.70%
Allowance for loan losses to gross loans outstanding	1.28%	1.24%
Allowance for loan losses to total non-performing loans	97.92%	90.37%
Equity to total assets	8.99%	9.43%
Book value per share	$20.51	$21.47

Financial Highlights (continued)

(Dollars in thousands, except per share data)

	Three months ended March 31,
	2018	2017
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):
Interest income:
Loans	$5,379	$5,054
Investment securities and other	2,222	2,134
Total interest income	7,601	7,188

Interest expense:
Deposits	541	338
Borrowed funds	466	482
Total interest expense	1,007	820

Net interest income	6,594	6,368
Provision for loan losses	200	50
Net interest income after provision for loan losses	6,394	6,318

Non-interest income:
Fees and service charges	1,756	1,715
Gains on sales of loans, net	1,161	1,389
Bank owned life insurance	159	117
Gains on sales of investment securities, net	35	147
Other	290	273
Total non-interest income	3,401	3,641

Non-interest expense:
Compensation and benefits	3,789	3,757
Occupancy and equipment	1,078	1,024
Data processing	365	330
Amortization of intangibles	277	298
Professional fees	388	290
Advertising	167	166
Federal deposit insurance premiums	72	72
Foreclosure and real estate owned expense	13	52
Other	1,291	1,072
Total non-interest expense	7,440	7,061

Earnings before income taxes	2,355	2,898
Income tax expense	256	693
Net earnings	$2,099	$2,205

Net earnings per share (1)
Basic	$0.51	$0.54
Diluted	0.51	0.54

Shares outstanding at end of period (1)	4,118,083	4,063,418

Weighted average common shares outstanding - basic (1)	4,107,812	4,063,289
Weighted average common shares outstanding - diluted (1)	4,150,982	4,146,395

OTHER DATA (unaudited):

Return on average assets (2)	0.92%	0.98%
Return on average equity (2)	9.91%	10.46%
Net interest margin (2)(3)	3.34%	3.38%

(1) Share and per share values at or for the periods ended March 31, 2017 have been adjusted to give effect to the 5% stock dividend paid during December 2017.

(2) Information for the three months ended March 31 is annualized.

(3) Net interest margin is presented on a fully tax equivalent basis, using a 21% federal tax rate for the three months ended March 31, 2018 and a 34% rate for the three months ended March 31, 2017.